Exhibit 10.1

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Transition Agreement”) is made as of April 8, 2020 (the “Effective Date”), by and between Christopher Thatcher (“Employee”) and Neuronetics, Inc. (the “Company”).

WHEREAS, Employee and the Company have mutually agreed that Employee’s employment with the Company will terminate without Cause (as defined in Employee’s Employment Agreement with the Company dated as of November 1, 2014, as amended on June 5, 2018 (the “Employment Agreement”)) on May 1, 2020 (the “End Date”); and

WHEREAS, the Company and Employee desire to transition Employee’s job responsibilities as needed by the Company; and

WHEREAS, Employee and the Company desire to enter into an agreement whereby Employee will continue to perform services for the Company and cooperate with the Company throughout the transition process.

NOW, THEREFORE, the parties agree as follows, in consideration of the mutual covenants and obligations contained herein, and intending to be legally held bound:

1.    Employee’s Duties. Employee agrees to make himself reasonably available by phone or other method reasonably requested by the Company through the End Date or such earlier time specified by the Company (the “Transition Period”) to answer questions and provide such transition support and input on the Company’s business as the Company’s Board of Directors or Office of the President may reasonably request from time to time, such availability only to occur during normal working hours. Following the Transition Period, Employee shall cease to be employed by the Company and any affiliate of the Company.

2.    Employee’s Compensation. During the Transition Period, (a) Employee’s employee benefits will remain at their present levels as permitted by the terms of any applicable employee benefit plans and the Company’s Amended and Restated 2003 Stock Incentive Plan and 2019 Equity Incentive Plan, as applicable, and (b) the Company will continue to pay Employee’s base salary at the rate of $535,000 per annum in accordance with the Company’s payroll practices.

3.    Other Agreements.

(a)    Nothing in this Transition Agreement changes Employee’s continuing obligations under (i) the Employment Agreement or the duties of an employee of the Company including non-disparagement of the Company and its directors, officers and employees and (ii) the Confidential Information, Non-Competition and Assignment Agreement executed by Employee in favor of the Company (the “Restrictive Covenants Agreement”). Notwithstanding anything to the contrary, the Company reserves the right to terminate your employment for: (1) Cause as result of your actions from and after the Effective Date and through May 1, 2020 or because of the Company learning of any facts or circumstances that constitute, under clause (ii) of Section 7.2 of the Employment Agreement, Cause; or (2) material breach of your obligations under this Transition Agreement.

(b)    Nothing in this Agreement changes the rights and/or obligations of Employee or the Company under the Indemnification Agreement between them dated June 8, 2018 (the “Indemnification Agreement”).

4.    Initial Release.

(a)    Employee on his own behalf and on behalf of anyone acting by, under or through Employee including his heirs, assigns, executors, agents and representatives hereby generally releases and discharges the Company and its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates and assigns, together with each and every of their present, past and future officers, managers, directors, stockholders, members, general partners, limited partners, employees and agents and the successors, assigns, heirs and executors of same (herein collectively referred to as the “Releasees”) from any and all suits, causes of action, complaints, obligations, demands, common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter “Claims”), which Employee ever had or now has against the Releasees, or any one of them occurring up to and including the Effective Date including, but not limited to, any Claims arising out of Employee’s employment by the Company and Employee’s change of responsibilities; provided that Employee does not release and hereby preserves any and all Claims under the Indemnification Agreement.

(b)    Notwithstanding Section 4(a), Employee is not releasing Claims: (i) to enforce this Agreement; (ii) from his right to coverage under any directors and officers insurance policy applicable to Employee based on his service to the Company or its affiliates; (iii) from his right to indemnification for acts or omissions as an officer, director or employee to which Employee is otherwise entitled from the Company or its affiliates under any contract, applicable law or the governing documents of any such entity including the Indemnification Agreement between Employee and the Company dated June 8, 2018 (the “Indemnification Agreement”); (iv) from his rights and entitlements under the Company’s Amended and Restated 2003 Stock Incentive Plan and the Company’s 2018 Equity Incentive Plan and the agreements awarding stock options and restricted stock units under such plans under to Employee; or (v) from any vested rights or entitlements to which the Employee is entitled under a benefit plan or policy of the Company (e.g., 401(k) plan). Further, this Agreement does not prohibit Employee from filing a claim or participating in an investigation with the Equal Employment Opportunity Commission or similar state agency, but Employee waives any right to personal recovery in connection with such a claim.

5.    Post-Separation Release Agreement. Employee hereby agrees to execute and deliver to the Company the Separation Agreement and Release in substantially the form as attached to Exhibit A (the “Release”) following the completion of the Transition Period, and provided that Employee (a) reasonably performs his obligations under Section 1, (b) has not and does not breach the Restrictive Covenants Agreement or commit Cause prior to or during Transition Period and (c) Employee does not revoke the Release, Employee shall receive the compensation and benefits in accordance with the terms set forth in the Release.

6.    Severability. The provisions contained in this Transition Agreement will each constitute a separate agreement independently supported by good and adequate consideration, and will each be severable from the other provisions of the Agreement. If any court determines that any term, provision, or portion of this Transition Agreement is void, illegal, or unenforceable, the other terms, provisions and portions of this Transition Agreement will remain in full force and effect, and the terms, provisions, and portions that are determined to be void, illegal, or unenforceable will either be limited so that they will remain in effect to the extent permissible by law.

7.    Entire Agreement. This Transition Agreement sets forth the entire understanding between Employee and the Company regarding the subject matter of this Transition Agreement and supersede all prior agreements and communications, whether oral or written, between Employee and the Company regarding the subject matter of this Transition Agreement. This Transition Agreement will not be modified except by a written agreement between the parties.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, Employee, acknowledging that he is acting of his own free will after having had the opportunity to seek the advice of counsel and a reasonable period of time to consider the terms of this Transition Agreement, and the Company, have caused the execution of this Transition Agreement as of this day and year written below.

Neuronetics, Inc.

By:	/s/ Steve Furlong	/s/ Christopher Thatcher
Christopher Thatcher

Name: Steve Furlong		Date: April 10, 2020

Title: Office of the President

Date: April 9, 2020

By:	/s/ W. Andrew Macan

Name: W. Andrew Macan

Title: Office of the President

Date: April 9, 2020

[Signature Page to Transition Agreement]

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

See Attached

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made on the ____ day of ___________ 2020 by and between Christopher Thatcher (“Employee”), and Neuronetics, Inc., a Delaware corporation (the “Company”). Employee and the Company are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

WHEREAS, the Company desires to provide to Employee certain severance benefits in conjunction with the termination of Employee’s employment with the Company on the condition that Employee executes and does not revoke this Agreement; and

WHEREAS, the Parties wish to resolve and settle any and all issues between Employee and the Company arising from any aspect of Employee’s employment relationship with the Company.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and obligations contained herein, Employee and the Company, each intending to be legally held bound, agree as follows:

1.    Employee’s Last Day of Employment. Employee and the Company acknowledge that Employee’s last day of employment with the Company was [INSERT] (the “Date of Separation”).

2.    Consideration. In consideration for a release of claims and other promises in this Release Agreement and provided that Employee has not revoked this Agreement as described in Section 21, the Company shall:

(a)    beginning with the Company’s first regular payroll paid at least three business days following the expiration of the Revocation Period (as defined in Section 21), pay Employee severance for a period of eighteen (18) months following the Date of Separation (the “Severance Period”) at the rate of $535,000 per annum in biweekly or monthly installments less applicable tax withholdings in accordance with the Company’s normal payroll practices as in effect from time to time;

(b)    with the Company’s first regular payroll paid at least three business days following the expiration of the Revocation Period, pay Employee an amount equal to One Hundred Thirty Four Thousand One Hundred Sixteen Dollars and Forty Four Cents ($134,116.44) less applicable tax withholdings in accordance with the Company’s normal payroll practices as in effect from time to time;

(c)    promptly reimburse Employee for any reasonable out-of-pocket business expenses properly incurred by Employee prior to March 6, 2020 and documented pursuant to the Company’s reimbursement policy but not yet reimbursed;

(d)    no later than the date of the Company’s next regularly scheduled payment of payroll following the Date of Separation, pay Employee an amount equal to Employee’s unused paid time off accrued through the Date of Separation (as calculated in accordance with the Company’s normal payroll practices) less applicable tax withholdings; and

(e)    cause any vested stock options for the Company’s common stock held by Employee as of the Date of Separation to remain exercisable until the earlier to occur of (i) the first (1st) anniversary of the Date of Separation or (ii) the expiration date of the applicable stock option.

Employee acknowledges that these payments (other than the amounts set forth in Sections 2(c) and 2(d)) and promises constitute consideration to which he would not be entitled but for his execution of this Agreement.

3.    No Mitigation or Offset. Employee shall not be required to seek employment or otherwise mitigate the amount the Company is required to pay Employee pursuant to this Agreement. The Company may not reduce or change the payments and benefits provided under Section 2 if Employee obtains new employment during the Severance Period.

4.    Employee’s Release. Subject to Section 5, Employee, for himself and any one acting by, under or through Employee, hereby generally forever and irrevocably releases and discharges the Company and its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates and assigns, together with each and every present, past and future officers, directors, members, stockholders, general partners, limited partners, employees and agents of each of the foregoing and the heirs and executors of same (collectively, the “Releasees”) from any and all suits, causes of action, complaints, obligations, demands and common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown, which Employee ever had or now has against the Releasees, or any one or more of them arising out of or relating to any matter, thing or event occurring up to and including the date of this Agreement (collectively, “Claims”). This release specifically includes, but is not limited to:

(a)    any and all Claims for wages and benefits including, without limitation, salary, commissions, stock options, stock, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses (except to the extent set forth in Section 2);

(b)    any and all Claims for wrongful discharge, breach of contract, whether express or implied, and for breach of implied covenant of good faith and fair dealing;

(c)    any and all Claims for alleged employment discrimination, harassment or retaliation on the basis of race, color, religion, sex, national origin, genetic information, veteran status, disability and/or handicap, and ancestry in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to Claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Civil Rights Act of 1991; the Rehabilitation Act of 1972, as amended, 29 U.S.C. § 701, et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.; the Genetic Information Non-Discrimination Act, 42 U.S.C. § 2000ff, et seq., the Pennsylvania Human Relations Act; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. § 201, et seq.; the Fair Credit Reporting Act, as amended, 15 U.S.C. § 1681, et seq.; and the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1000, et seq. or any comparable or similar state statute or local ordinance;

(d)    any and all Claims under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“OWBPA”) (the Age Discrimination in Employment Act of 1967 and the OWBPA shall be referred to collectively as the “ADEA”);

(e)    any and all Claims under any federal or state statute relating to employee benefits or pensions;

(f)    any and all Claims in tort, including but not limited to, any claims for wrongful termination, assault, battery, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence;

(g)    any and all other Claims under federal, state or local laws; and

(h)    any and all Claims for damages of any kind;

(i)    any and all Claims for attorneys’ fees and costs.

5.    Exceptions to Claims. Notwithstanding Section 4, Employee is not releasing Claims: (a) to enforce this Agreement; (b) from his right to coverage under any directors and officers insurance policy applicable to Employee based on his prior service to the Company or its affiliates; (c) from his right to indemnification for acts or omissions as an officer, director or employee to which Employee is otherwise entitled from the Company or its affiliates under any contract, applicable law or the governing documents of any such entity including the Indemnification Agreement between Employee and the Company dated June 8, 2018 (the “Indemnification Agreement”); (d) from his rights and entitlements under the Company’s Amended and Restated 2003 Stock Incentive Plan and the Company’s 2018 Equity Incentive Plan and the agreements awarding stock options and restricted stock units under such plans under to Employee; (e) from any vested rights or entitlements to which the Employee is entitled under a benefit plan or policy of the Company (e.g., 401(k) plan). Further, this Agreement does not prohibit Employee from filing a claim or participating in an investigation with the Equal Employment Opportunity Commission or similar state agency, but Employee waives any right to personal recovery in connection with such a claim.

6.    The Company’s Release.

(a)    In exchange for your waiver and release of Claims against the Releasees as set forth in Section 4 and non-revocation of such release and waiver, the Company expressly waives and releases any and all Claims against Employee that may be waived and released by law.

(b)    Notwithstanding Section 6(a), the Company is not releasing Claims arising out of or attributable to: (i) events, acts, or omissions taking place after the Parties’ execution of this Agreement; (ii) Employee’s material breach of any terms and conditions of this Agreement; (iii) any facts or circumstances occurring or existing on or prior to the Date of Separation and constituting, under clause (ii) of Section 7.2 of the Employment Agreement, Cause; or (iv) breach of any provision of the RCA (as defined in Section 15).

7.    Compliance with Section 409A. Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made under Section 2 will be payable until Executive has a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to Executive upon or following his “separation from service”, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s “separation from service” (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder. For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment.

8.    ADEA Acknowledgement. Employee acknowledges and agrees that his waiver of Claims under the ADEA (the “ADEA Waiver”) is knowing and voluntary, and specifically agrees that: (a) this Agreement and the ADEA Waiver are written in a manner which he understands; (b) the ADEA Waiver specifically relates to rights or claims under the ADEA; (c) Employee waives rights or claims under the ADEA in exchange for consideration in addition to anything of value to which he is already entitled; and (d) Employee is hereby advised in writing by this Agreement to consult with an attorney prior to executing this Agreement.

9.    Additional Acknowledgment. Employee understands that the release of Claims extends to all of the aforementioned Claims and potential Claims which arose on or before the date of this Agreement, whether now known or unknown, suspected or unsuspected, and that the scope of this release constitutes an essential term of this Agreement. Employee further understands and acknowledges the significance and consequences of this Agreement and of each specific release and waiver, and expressly consents that this Agreement shall be given full force and effect to each and all of its express terms and provisions, including those relating to unknown and uncompensated Claims, if any, as well as those relating to any other Claims specified herein. Employee further acknowledges that the consideration set forth in Section 2 includes consideration to which Employee is not otherwise entitled.

10.    Unemployment Compensation. The Company agrees that it will not appeal a finding by the Commonwealth of Pennsylvania that Employee is entitled to unemployment compensation.

11.    No Future Employment with Company or its Affiliates. Employee agrees that he is not eligible in the future for employment with the Company or any of its direct or indirect parents, subsidiaries, sister companies or any of their respective successors. Employee shall not sue, charge or in any way allege that the Company or any of its direct or indirect parents, subsidiaries, sister companies or any of their respective successors, improperly or illegally refused to consider any future applications by Employee for employment or engagement were they to be made, and Employee hereby releases the Company or any direct or indirect corporate parents, subsidiaries and successors of the Company from any and all liability on account of the denial of employment; provided, however, that if Employee is employed by an entity that is purchased by, merges with or otherwise becomes affiliated with the Company or any of its direct or indirect parents, subsidiaries, sister companies or any of their respective successors, nothing herein shall require the termination of Employee’s employment, and the foregoing covenant not to sue and release set forth in this Section 8 shall not be applicable to any termination of such employment.

12.    Return of Company Property. Within five (5) days after this Agreement becomes effective, Employee shall return to the Company in good working order all Company property within his possession, custody and control. Such property includes anything in physical or electronic form, but is not limited to: keys, personal data assistants, software, computers, calculators, equipment, credit cards, forms, files, manuals, correspondence, business cards, personnel data, lists of or information about customers and/or employees, contracts, contract information, agreements, leases, plans, brochures, catalogues, training materials and portable storage media. The Company hereby assigns to you all right, title and interest in and to the iPhone in your possession as of March 5, 2020; provided that you shall assume all costs and expenses therefor that are incurred on and after the Date of Separation (including the deferred purchase price of such iPhone, if any) and transfer (or port) the phone number associated with such iPhone to a non-Company account effective no later than the Date of Separation. The Company shall sign and deliver such documents, such as a transfer of obligations document, as the Company’s service provider requires from the Company in order to effect such assumption, transfer and porting.

13.    Confidentiality. Employee shall not disclose or publicize the existence or terms of this Agreement to any person or entity, except that Employee may disclose the terms and/or fact of this Agreement to Employee’s immediate family and accountants and attorneys and to others as required by law, provided that Employee advises those individuals to keep the existence and terms of this Agreement confidential, or in connection with any claim to enforce, interpret or determine the scope, meaning or effect of this Agreement. The Company shall not disclose or publicize the terms of this Agreement to any person or entity, except that the Company may disclose the terms and/or fact of this Agreement to the Company’s directors, officers, accountants and attorneys, to employees who have a reasonable need to know the terms in order to administer or comply with the Agreement, and to others as required by law or as part of confidential due diligence of the Company, or in connection with any claim to enforce, interpret or determine the scope, meaning or effect of this Agreement.

14.    No Disparagement. Employee will not disparage any Releasees or otherwise take any action that could reasonably be expected to adversely affect the personal or professional reputation of any Releasee. The current members of the Company’s Board of Directors and the Company’s current Chief Financial Officer, Chief Commercial Officer and General Counsel will not, and will not direct any other person to, disparage Employee or otherwise take any action that could reasonably be expected to adversely affect Employee’s personal or professional reputation. The Company will provide only neutral reference information (date of hire and position) to inquiries that are directed to the Company’s Human Resources department.

15.    Restrictive Covenants. Employee acknowledges that: (a) he continues to be bound by and will comply with all of his post-employment obligations to the Company under the Confidential Information, Non-Competition and Assignment Agreement executed by Employee in favor of the Company (the “RCA”); and (b) nothing in this Agreement relieves Employee from his continuing obligations to the Company under the RCA.

16.    Reimbursement of Legal Fees. The Company agrees to reimburse Employee for up to $7,500 in expenses for Employee’s retention of an attorney to review this Separation Agreement and Release and related documents in connection with Employee’s separation from the Company. In order to receive reimbursement, Employee must submit to the Company a copy of the invoice prepared by his attorney, detailing the services rendered and the fees charged. Such legal fees will be reimbursed within ten (10) days of receipt of the invoice, if otherwise reasonable and equal to or below the maximum cap of $7,500.

17.    Essential Terms. Employee understands and acknowledges that Employee’s promises in Sections 12, 13, 14 and 15 are a material inducement for the Company to enter into this Agreement and are of the essence of this Agreement. Employee therefore agrees that if a Court determines that Employee has materially breached any of the provisions of the aforementioned Sections, the Company will be relieved from any obligation to make future payments to Employee under this Agreement and will be entitled to collect from Employee an amount equal to the Company’s legal fees and costs incurred in the Company’s action for breach and its enforcement of this Agreement.

18.    Remedies. All remedies at law or in equity shall be available to the Releasees for the enforcement of this Agreement. This Agreement may be pleaded as a full bar to the enforcement of any Claim that Employee may assert against the Releasees, except for the Claims described in Section 5.

19.    No Admission. Neither the execution of this Agreement by the Company, nor the terms hereof, constitute an admission by the Company of liability to Employee.

20.    Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

21.    Review Period; Advice of Counsel; Revocation Period. Employee acknowledges and understands that he is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Agreement, and that he is voluntarily entering into this Agreement with full knowledge of its provisions and effects. Employee intends that this Agreement shall not be subject to any claim for duress. Employee further acknowledges that he has been given at least twenty-one (21) days within which to consider this Agreement and that if he decides to execute this Agreement before the twenty-one day period has expired, he does so voluntarily and waives the opportunity to use the full review period. Employee agrees that any changes to the Agreement, including material changes, will not restart the review period. Employee further acknowledges and understands that he has seven (7) days following his execution of this Agreement (the “Revocation Period”) to revoke his acceptance of the Agreement, with the Agreement not becoming effective until the Revocation Period has expired, and that, to be effective, any revocation must be in writing, signed by Employee, and received by the Company’s Chief Employee Officer prior to the expiration of the Revocation Period. This Agreement shall not become effective until the seven (7) day Revocation Period has expired without Employee revoking his acceptance.

22.     Permitted Conduct. Nothing in this Agreement restricts or prohibits Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing information to, reporting possible violations of law or regulation to, or assisting with an investigation directly with any governmental agency or entity or self-regulatory authority (including the Securities and Exchange Commission), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Employee does not need the prior authorization of the Company to engage in such communications, respond to such inquiries, provide such information or documents or to make any such reports or disclosures. Employee is not required to notify the Company that Employee has engaged in such communications, responded to such inquiries or made such reports or disclosures.

23.    Employee’s Representation. Employee represents and warrants that he has not assigned any claim that he purports to release hereunder and that he has the full power and authority to enter into this Agreement and bind each of the persons and entities that Employee purports to bind.

24.    Amendments. Neither this Agreement nor any term of this Agreement may be orally changed, waived, discharged, or terminated, except by a written agreement signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

25.    Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania applicable to contracts entered into by residents of Pennsylvania and fully performed in Pennsylvania.

26.    Fees and Costs. The parties shall bear their own attorneys’ fees and costs incurred in the negotiation and preparation of this Agreement.

27.    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be considered an original instrument and all of which, when taken together, shall constitute one and the same instrument.

28.    Legally Binding. The terms of this Agreement contained herein are contractual and not a mere recital.

29.    Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous discussions, understandings and negotiations between Employee and the Company with respect to its subject matter including the Transition Agreement with the Employee dated March [•], 2020 and the Employment Agreement with the Employee effective as November 1, 2014, as amended on June 5, 2018 but excluding the RCA and the Indemnification Agreement which shall continue to survive in accordance with their respective terms. This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, successors and assigns of each of Employee and the Company.

(signature page follows)

IN WITNESS WHEREOF, Employee, acknowledging that he is acting of his own free will after having had the opportunity to seek the advice of counsel and a reasonable period of time to consider the terms of this Agreement, and the Company have caused the execution of this Agreement as of the date(s) written below.

Employee:	Witness:

Date:	Date:

NEURONETICS, INC.

By:

Name:

Title:

Date: